UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 17, 2012
(Date of earliest event reported)

LABORATORY CORPORATION OF
AMERICA HOLDINGS
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11353	13-3757370
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

358 South Main Street,
Burlington, North Carolina	27215	336-229-1127
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 17, 2012, Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced its support for guidance issued today by the Centers for Disease Control and Prevention (CDC) that recommends hepatitis C virus (HCV) testing in all people born between 1945 and 1965. This guidance was first proposed in May and finalized this week after a period for open comments.

With baby boomers representing approximately 75% of people infected with HCV, LabCorp commends this guidance as an important step in identifying persons who could benefit from physician monitoring and treatment. About 75%-85% of patients with HCV progress to chronic HCV, with greater risk for further complications including cirrhosis and liver cancer. With the availability of new combination HCV therapies, earlier diagnosis and targeted treatment are expected to reduce HCV progression and the development of HCV-related diseases.

The final guidance recommends an initial screen using an FDA-approved antibody test. For any antibody results that are positive, the CDC recommends using an FDA-approved NAT - also called an HCV RNA test - to identify active infection. LabCorp offers test 144028 - “Hepatitis C Virus (HCV) Antibody with Reflex to Quantitative Real-Time PCR” using FDA-approved antibody and NAT tests to aid in the screening and follow up of those who are indicated for HCV evaluation, including baby boomers under this guidance. Any specimens found to be positive using the antibody test will automatically be tested using a quantitative HCV RNA test that will quantify the patient's HCV viral load.
“LabCorp has long been a leader in hepatitis testing and is proud to support this broader HCV screening initiative,” said Chris Petropoulos, PhD, LabCorp's Vice President of Monogram Research & Development. “Over the past two years, Monogram Biosciences, part of LabCorp's Specialty Testing Group, has been first to market with the IL28B polymorphism assay and HCV GenoSure® NS3/4A assay, two important prognostic tests to aid in therapy decisions. Furthermore, many new HCV therapies are currently in Phase II or Phase III trials, and LabCorp is working with a number of pharmaceutical companies as they move promising new HCV treatments closer to market.”
Exhibits

99.1	Press Release dated August 17, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Registrant

By:	/s/ F. SAMUEL EBERTS III
F. Samuel Eberts III
Chief Legal Officer and Secretary

August 20, 2012